EXHIBIT 99.1

Evolving Systems Reports First Quarter 2016 Financial Results

•                  Four new customer wins in Q1:  Two Dynamic SIM Allocation™ (DSA), one Total Number Management™ (TNM) and one Real-time Lifecycle Marketing™ (RLM)

•                  License and services bookings up 11% year over year to $4.7 million from $4.3 million

•                  License and service backlog up 27% year over year to $7.0 million from $5.5 million

•                  32nd consecutive profitable quarter; solid profit metrics with 78% gross margins, 28% adjusted-EBITDA margins

•                  Second quarter dividend of $0.11 per share, payable July 1, 2016, to stockholders of record on June 3, 2016

ENGLEWOOD, Colorado, May 3, 2016 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in real-time activation, analytics and marketing for connected mobile devices worldwide, today reported financial results for its first quarter ended March 31, 2016.

“We are pleased with the pace of our integration of Sixth Sense Media (SSM) and excited about prospects for growth and enhanced profitability following our transition into the mobile marketing space,” said Thomas Thekkethala, president and CEO. “We are setting the standard to enable wireless carriers to monetize their networks and customer data through next generation services ranging from mobile banking and retail to mobile gaming, entertainment and advertising. We are pleased to report two recent RLM wins with carriers in India and Africa, a positive sign that our mobile marketing solutions are effective and producing results for our customers. We are further encouraged by double-digit, year over year increases in first quarter license and services bookings and backlog. We expect 2016 to be a transition year as we complete the integration of SSM’s solutions, technical staff and sales organization, and we are optimistic about prospects for long-term profitable growth.

“We continued to deliver solid profitability in the first quarter, with EPS of $0.04, net of a restructuring charge, and adjusted EBITDA of $1.8 million, up 10% year over year. It was our 32nd consecutive profitable quarter. Following the SSM transaction, we reduced our annualized operating expenses and at the same time streamlined and strengthened our overall organization, which we believe is highly scalable and capable of generating significant revenue growth and profitability over the long term. In the meantime, we continue to transition from a one-time software license fee model to a recurring revenue model based on managed services, which generates lower revenue in the first year of a relationship but greater revenue and profitability from each customer over the long term.”

Financial Results Recap

The Company reported net income of $427,000, or $0.04 per diluted share, on revenue of $6.5 million in the first quarter versus net income of $860,000, or $0.07 per diluted share, on revenue of $6.7 million in the same quarter last year. The Company reported adjusted EBITDA of $1.8 million, up 10% over $1.6 million a year ago.

Cash and cash equivalents at March 31, 2016, were $3.7 million versus $8.4 million at 2015 year-end. During the first quarter Evolving Systems paid down $4.0 million of its $10.0 million revolving line of credit and converted the remaining $6.0 million into a term loan, which is scheduled to be fully repaid by the end of 2019.

The Company declared a second quarter dividend of $0.11 per share, payable on July 1, 2016, to stockholders of record on June 3, 2016.

Bookings and Backlog Highlights

Total bookings increased 7% year over year to $6.9 million in the first quarter from $6.5 million in the same quarter last year. License and services bookings in the first quarter increased 11% year over year to $4.7 million from $4.3 million. Mobile Marketing Solutions (MMS) license and services bookings increased 70% to $2.9 million from $1.7 million. Customer support bookings in the first quarter were essentially flat at $2.2 million. Bookings are defined as sales orders expected to be recognized as revenue during the following 12 months.

Total backlog at the end of the first quarter increased 21% year over year to $12.6 million from $10.4 million. License and services backlog increased 27% year over year to $7.0 million from $5.5 million and also increased by 15% sequentially from $6.1 million the fourth quarter of 2015. License and services backlog included $5.3 million in MMS, up 48% year over year, and $1.7 million in Tertio® Service Activation (TSA).

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 91776896. A telephone replay will be available through May 17, 2016, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 91776896. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q1 earnings call’ icon at left. A replay of the Webcast will be accessible at that website through May 17, 2016. The webcast is also available by clicking the following link:  http://edge.media-server.com/m/p/dmzp3utb.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading subscriber service, SIM card and mobile broadband activation of connected devices and real-time analytics and marketing solutions to monetize mobile network services and consumer behavior. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United

States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the impact of the SSM acquisition, the Company’s ability to create and sustain a scalable business model, the market for the Company’s products, prospects for new customer wins, the Company’s ability to deliver and help customers accelerate monetization of new services, and the Company’s continued ability to pay dividends, build shareholder value, achieve profitable growth, post quarterly results that are similar to those described in this press release, and generate more revenue per customer are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 15, 2016; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Evolving Systems Marketing Department

marketing@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
Revenue:	2016	2015
License fees and services	$3,850	$4,339
Customer support	2,630	2,321
Total revenue	6,480	6,660
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,112	1,225
Costs of customer support excluding depreciation and amortization	337	388
Sales and marketing	1,380	1,584
General and administrative	968	907
Product development	955	1,014
Depreciation	77	96
Amortization	196	24
Restructuring	941	—
Total costs of revenue and operating expenses	5,966	5,238
Income from operations	514	1,422
Other income (expense):
Interest income	2	5
Interest expense	(118)	(3)
Foreign currency exchange gain (loss)	199	(125)
Other income (expense), net	83	(123)
Income from operations before income taxes	597	1,299
Income tax expense	170	439
Net income	$427	$860
Basic income per common share	$0.04	$0.07
Diluted income per common share	$0.04	$0.07
Weighted average basic shares outstanding	11,795	11,668
Weighted average diluted shares outstanding	11,957	11,938

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$3,664	$8,400
Contract receivables, net	8,678	7,727
Unbilled work-in-progress, net	5,038	4,158
Prepaid and other current assets	1,470	1,459
Total current assets	18,850	21,744
Property and equipment, net	476	560
Amortizable intangible assets, net	4,787	4,983
Goodwill	22,690	23,142
Total assets	$46,803	$50,429
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$5	$5
Revolving line of credit	—	10,000
Term loan — current	482	—
Accounts payable and accrued liabilities	4,426	4,429
Income taxes payable	268	324
Dividends payable	1,298	—
Contingent earn-out obligation	178	178
Unearned revenue	3,849	3,330
Total current liabilities	10,506	18,266
Long-term liabilities:
Capital lease obligations, net	—	1
Term loan, net	5,500	—
Total liabilities	16,006	18,267
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	97,517	97,418
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(6,592)	(5,999)
Accumulated deficit	(58,887)	(58,016)
Total stockholders’ equity	30,797	32,162
Total liabilities and stockholders’ equity	$46,803	$50,429

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2016	2015
Non-GAAP net income and income per share:
GAAP net income	$427	$860
Amortization of intangible assets	196	24
Stock-based compensation expense	76	89
Restructuring	941	—
Income tax adjustment for non-GAAP*	(388)	(39)
Non-GAAP net income	$1,252	$934

Diluted net income per share
GAAP	$0.04	$0.07
Non-GAAP	$0.10	$0.08
Shares used to compute diluted EPS	11,957	11,938

	Three months ended
	March 31,
	2016	2015

Adjusted EBITDA:

Net income	$427	$860
Depreciation	77	96
Amortization of intangible assets	196	24
Stock-based compensation expense	76	89
Restructuring	941	—
Interest expense and other (benefit), net	(83)	123
Income tax expense	170	439
Adjusted EBITDA	$1,804	$1,631

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

Supplementary Data

(In thousands)  (Unaudited)

	Three months ended
	March 31,
Revenue	2016	2015
License fees and services
MMS*	$2,715	$2,367
TSA	1,135	1,972
Total license fees and services	3,850	4,339
Customer support
MMS	1,100	778
TSA	1,530	1,543
Total customer support	2,630	2,321
Total revenue	$6,480	$6,660

	Three months ended
	March 31,
Bookings	2016	2015
License fees and services
MMS	$2,913	$1,717
TSA	1,818	2,540
Total license fees and services	4,731	4,257
Customer support
MMS	643	555
TSA	1,538	1,661
Total customer support	2,181	2,216
Total bookings	$6,912	$6,473

	Three months ended
	March 31,
Backlog**	2016	2015
License fees and services
MMS	$5,264	$3,564
TSA	1,742	1,931
Total license fees and services	7,006	5,496
Customer support
MMS	2,176	1,480
TSA	3,372	3,378
Total customer support	5,548	4,858
Total backlog	$12,554	$10,354

*MMS (Mobile Marketing Services) is comprised of software products Real-time Lifecycle Management™ (RLM), Dynamic SIM Allocation™ (DSA), Mobile Data Enablement™ (MDE) and Total Number Management™ (TNM).

**The change in backlog during the periods presented may not equal the difference between revenue recognized and bookings due to changes in foreign exchange rates.